SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	6631	63-1261433
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

100 Brookwood Place

Birmingham, Alabama 35209

(205) 877-4400

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Amended and Restated

ProAssurance Corporation Stock Ownership Plan

(Full title of plan)

W. Stancil Starnes
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Jack P. Stephenson, Jr., Esq.
Burr & Forman LLP
420 North 20th Street, Suite 3100
Birmingham, Alabama 35203
(205) 458-5201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer  ☒                                                                                     Accelerated Filer  ☐

Non-Accelerated Filer  ☐                                                                                     Smaller Reporting Company ☐

(Do not  check if smaller reporting company.)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Per Unit (2)	Proposed Maximum Aggregate Amount of Offering Price (2)	Amount of Registration Fee
Common Stock par value $0.01	500,000 shares	$53.55	$26,775,000	$1,494.05

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), the number of shares of securities registered under this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions that occur prior to the distribution of the securities covered by this Registration Statement.  In addition, pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plan.

(2)
In accordance with Rule 457(h)(2), no separate fee calculations are made for plan interests.  Estimated solely for the purposes of calculating the amount of registration fee pursuant to Rule 457(h) under the Act, based upon the average of the high and low price per share of the Registrant's Common Stock on the New York Stock Exchange on August 24, 2009.

INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

Registrant has filed this Registration Statement to register an additional 500,000 shares of registrant's common stock to be offered and sold in open market transactions to employees and directors of the registrant and subsidiaries through the registrant's Amended and Restated Stock Ownership Plan (the "Plan").  In accordance with General Instruction E to Form S-8, registrant incorporates by reference the contents of registrant's Registration Statement on Form S-8 (File No. 333-111136) effective December 12, 2003, which was previously filed by the registrant to register an indeterminate number of interests in the Plan and 100,000 shares of registrant's common stock to be offered and sold through the Plan.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Homewood, State of Alabama, on this the 24th day of August, 2009.

PROASSURANCE CORPORATION

By: /s/W. Stancil Starnes
W. Stancil Starnes
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward L. Rand, Jr., Victor T. Adamo, and Frank B. O'Neil as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming  that such attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Stancil Starnes W. Stancil Starnes	Chief Executive Officer (Principal Executive Officer) and Director	August 24, 2009
/s/ Edward L. Rand, Jr. Edward L. Rand, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2009
/s/ Victor T. Adamo Victor T. Adamo	Director	August 24, 2009
/s/ Lucian F. Bloodworth Lucian F. Bloodworth	Director	August 24, 2009
/s/ Jerry D. Brant Jerry D. Brant	Director	August 24, 2009
/s/ Robert E. Flowers Robert E. Flowers	Director	August 24, 2009
/s/ William J. Listwan William J. Listwan	Director	August 24, 2009
/s/ John J. McMahon, Jr. John J. McMahon, Jr..	Director	August 24, 2009
/s/ Drayton Nabers, Jr. Drayton Nabers, Jr.	Director	August 24, 2009
/s/ Ann F. Putallaz Ann F. Putallaz	Director	August 24, 2009
/s/ William H. Woodhams William H. Woodhams	Director	August 24, 2009
/s/ Wilfred W. Yeargan, Jr. Wilfred W. Yeargan, Jr.	Director	August 24, 2009

EXHIBIT INDEX

Exhibit                      Description

23.1                      Consent of Ernst & Young, LLP

24.1                      Power of Attorney (included in signature page)